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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): NOVEMBER 22, 2004

                             PIONEER COMPANIES, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                     000-31230                 06-1215192
(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)


700 LOUISIANA, SUITE 4300, HOUSTON, TEXAS                        77002
 (Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (713) 570-3200


          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 8.01.  OTHER EVENTS

         On November 22, 2004, Pioneer Americas LLC, a subsidiary of the registrant, notified customers served by Pioneer Americas' chlor-alkali plant in St. Gabriel, Louisiana that the plant's operating rate has been reduced in order to continue to meet emissions permit requirements. We are expediting the delivery and installation of materials used in our emissions control equipment that will be necessary to meet emissions requirements at the plant's full operating rate, and we are supplementing St. Gabriel plant production with product from our Becancour, Quebec plant to the extent possible.

         As a result of the current operating rate reduction, our production at the plant has been reduced by approximately 2,400 ECUs (electrochemical units, each consisting of one ton of chlorine and 1.1 tons of caustic soda ) to date. We anticipate that we will resolve the limitations imposed by our emissions equipment such that we will be able to resume full production at the plant by the end of November, after a total production loss of approximately 3,400 ECUs. In accordance with contractual provisions, we will be allocating product deliveries among our contract customers until full production is restored. Our contracts provide that our performance will be excused during the continuation of the force majeure event.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           PIONEER COMPANIES, INC.


                                           By: /s/ Kent R. Stephenson
                                               ---------------------------
                                               Kent R. Stephenson
                                               Vice President, General
                                               Counsel and Secretary

Dated:  November 22, 2004